Exhibit 99.1

Cooper Tire & Rubber Company Reports Second Quarter 2015 Results

Record operating profit in Americas segment and company reiterates commitment to expansion of International segment capacity

•	Net sales were $752 million, an increase of 5 percent excluding CCT
•	Operating profit was $99 million, or 13.2 percent of net sales, compared with $77 million, or 8.6 percent of net sales a year ago, despite the divestiture of CCT in 2014
•	Americas segment unit volume grew 7.3 percent, with record operating profit of $109 million and operating margin of 16.1 percent of net sales
•	International segment results excluding CCT include higher unit volumes in Asia and Europe, including higher original equipment unit volume in the domestic China market, offsetting tariff-related decline in exports to the United States

FINDLAY, Ohio, August 6, 2015 – Cooper Tire & Rubber Company (NYSE: CTB) today reported second quarter 2015 net income of $60 million, or diluted earnings per share of $1.03, compared with $38 million, or $0.59 per share, in the second quarter of last year.

Second Quarter Highlights

•	Net sales were $752 million compared with $889 million in the second quarter of 2014.

o	The sales decline was fully attributable to the absence of CCT, the company’s former joint venture in China. Cooper sold its interest in the joint venture during the fourth quarter of 2014. CCT contributed sales of $172 million, net of intercompany eliminations, in the second quarter of 2014.

o	Excluding the impact of CCT, second quarter 2015 sales rose 5 percent as a result of higher unit volume of $64 million, with increases in both the Americas and International segments. The unit volume increase was partially offset by unfavorable price and mix of $20 million, related to lower raw material costs, and negative foreign exchange of $8 million.

•	Second quarter 2015 operating profit was $99 million compared with $77 million for the same period last year, which included $25 million from CCT. Second quarter operating margin was 13.2 percent of net sales versus 8.6 percent of net sales in 2014.

o	Excluding CCT, operating profit increased more than 90 percent, resulting from favorable raw material costs of $76 million, higher volume of $14 million, and lower product liability and selling, general and administrative (SG&A) costs of $5 million.

o	These benefits were partially offset by unfavorable price and mix of $27 million, $13 million of higher manufacturing costs, and $7 million of other costs and foreign exchange impact. The higher manufacturing costs were primarily in the Americas segment where Cooper incurred costs related to plant reconfiguration to meet demand for higher value tires, as well as investments in technical capabilities and increased pension expense.

Cooper Tire	Q2 2015 ($M)	Q2 2014 ($M)	% Change
Net Sales	$752	$889	(15.4)%
Operating Profit	$99	$77	29.8%
Operating Margin	13.2%	8.6%	NA

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Cooper Tire Q2 2015—2

“Our second quarter performance was very strong as the positive trends from the first quarter continued, giving Cooper a strong first half of 2015,” said Roy Armes, Cooper’s Chairman, Chief Executive Officer and President. “This was a record second quarter operating profit for the company. The Americas segment posted another quarter of outstanding results, with continued unit volume growth and an operating margin of 16 percent, which is well above our long-term total company target. Unit volumes increased in both the Americas and International segments, with double-digit increases in unit volumes in China, excluding CCT, and Latin America. This demonstrates that our efforts to grow in these rapidly expanding markets are working as we continue to execute our global strategic growth plan,” Armes added.

The effective tax rate for the second quarter, including discrete items, was 36.5 percent compared with 36.6 percent last year. The tax rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates. SG&A expense for the quarter was $60 million, or 8.0 percent of sales, compared with $71 million, or 8.0 percent of sales, in the second quarter of 2014.

At quarter end, Cooper had $408 million in cash and cash equivalents, compared with $327 million at June 30, 2014. Capital expenditures in the second quarter were $41 million compared with $36 million in the same period last year. Capital expenditures are expected to be higher in the remaining quarters of 2015, compared to the prior year periods, as the company invests in equipment and capabilities to support growth.

In February 2015, Cooper announced a new $200 million share repurchase program. During the second quarter, 1,207,283 shares were repurchased under the program for $47.7 million. For the full year, 1,520,688 shares have been repurchased under the program for $60.0 million, or an average price of $39.49 per share.

A summary presentation of information related to the quarter is posted on the company's website at http://investors.coopertire.com/Quarterly-Results.

Americas Tire Operations:

Americas Tire Operations	Q2 2015 ($M)	Q2 2014 ($M)	% Change
Net Sales	$673	$639	5.3%
Operating Profit	$109	$65	67.5%
Operating Margin	16.1%	10.1%	NA

Second quarter net sales in the Americas segment rose 5.3 percent as a result of higher unit volume of $47 million, which was partially offset by unfavorable price and mix of $13 million related to lower raw material costs. Unit shipments increased 7.3 percent compared with the same period last year. The increase was driven in large part by higher unit sales of light truck and SUV tires, supported by additional production capacity for these tires resulting from the recent reconfiguration of manufacturing capacity. Cooper's total light vehicle tire shipments in the United States increased 8.2 percent during the quarter. The Rubber Manufacturers Association (RMA) reported that its member shipments were up 5.3 percent, and total industry shipments (including an estimate for non-RMA members) increased 4.8 percent for the period.

Second quarter operating profit was $109 million, or 16.1 percent of net sales, compared with $65 million, or 10.1 percent of net sales, in the second quarter of 2014. The higher operating profit primarily reflected favorable raw material costs of $68 million and higher unit volume of $10 million. These items more than offset unfavorable price and mix of $19 million, higher manufacturing costs of $10 million, and increased SG&A expense of $4 million. The higher manufacturing costs are due to U.S. plant reconfiguration to meet demand for higher value tires, as well as investments in technical capabilities and increased pension expense.

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Cooper Tire Q2 2015—3

International Tire Operations:

International Tire Operations	Q2 2015 ($M)	Q2 2014 ($M)	% Change
Net Sales	$125	$327	(61.8)%
Operating Profit (Loss)	$(4)	$26	(113.7)%
Operating Margin	(2.9)%	8.1%	NA

Second quarter net sales in the International segment declined to $125 million from $327 million in 2014. The decrease was primarily attributed to a $198-million decline, before intercompany eliminations, from the absence of CCT. Excluding the impact of CCT, sales decreased $4 million, as higher unit volume of $17 million was not enough to offset $13 million of unfavorable price and mix related to lower raw material costs, and $8 million of negative foreign exchange. Unit volume increased in Europe, but sales were reduced by competitive pressure on pricing and foreign exchange impact. Unit volume in China was also slightly higher due to increased sales in the domestic China market attributed to higher original equipment unit volume, which offset the tariff-driven decline in exports to the United States.

The International segment recorded a second quarter operating loss of $4 million compared with an operating profit of $26 million for the same period a year ago. The primary drivers of the operating loss were the absence of CCT, which contributed $25 million to 2014 second quarter operating profit, and unfavorable price and mix of $12 million, which offset the benefits of lower raw material costs of $12 million.

Outlook

Second quarter raw material costs declined approximately 3 percent from the first quarter of 2015, with the company’s internal raw material index decreasing from 159.0 in the first quarter to 153.5 in the second quarter. Cooper anticipates raw material costs will be up slightly in the second half of 2015, compared to the second quarter of 2015.

Costs are expected to be higher in the Americas segment in the second half of 2015, compared to the first half of the year. In addition to normal seasonality, expected increased costs include the timing of brand and product marketing programs this year and adjustments to Cooper’s our LIFO inventory valuation due to lower projected inventory levels.

In addition, the company provided the following projections for the full year 2015:

•	Effective tax rate in the range of 33 percent to 37 percent,
•	SG&A in the range of $265 million to $275 million; and
•	Capital expenditures between $205 million and $215 million.

“As we look toward the second half of 2015 we expect global tire markets to remain highly competitive,” Armes noted. “Our new products and improving mix of sales focused on higher value and higher margin tires positions Cooper well in such an environment. For the full year, we expect to exceed industry unit volume growth in the United States and continue strong unit volume growth in the international markets. Our success in growing unit volumes in the International segment in the second quarter is encouraging, and we will continue to focus on growth in all regions. We are committed to making the appropriate investments to support our strategic growth plans,” he said.

“In the second half of 2015, we anticipate that Cooper will incur slightly higher raw material and other costs, which will somewhat diminish the strength of the operating profit margins we had in the first half of this year, and will impact what is traditionally our strongest half of the year. We anticipate that profitability will improve in the second half of 2015 in our International segment, while still generating a small operating loss for the full year. Full company operating margin for 2015 is expected to be above the high end of our mid-term target of 8 to 10 percent, but below results of the first half of this year because of expected cost increases described in this release,” Armes concluded.

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Cooper Tire Q2 2015—4

Second Quarter 2015 Conference Call Today at 10 a.m. Eastern

Management will discuss financial and operating results for the second quarter of 2015 and the company’s business outlook on a conference call for analysts and investors today at 10 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at http://services.choruscall.com/links/ctb150806.html. Within two hours following the conference call, the webcast will be archived and available for 90 days at these websites.

Forward Looking Statements

This release contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas or the unavailability of such raw materials or energy sources;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in economic and business conditions in the world;
•	failure to implement information technologies or related systems, including failure by the Company to successfully implement an ERP system;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the ultimate outcome of litigation brought against the Company, including stockholders lawsuits relating to the terminated Apollo merger as well as product liability claims, in each case which could result in commitment of significant resources and time to defend and possible material damages against the Company or other unfavorable outcomes;
•	changes to tariffs or the imposition of new tariffs or trade restrictions, including changes related to the anti-dumping and countervailing duty proceedings for passenger car and light truck tires imported into the United States from China;
•	changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental and healthcare matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	changes in interest or foreign exchange rates;
•	an adverse change in the Company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;
•	the risks associated with doing business outside of the United States;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;

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Cooper Tire Q2 2015—5

•	a disruption in, or failure of, the Company’s information technology systems, including those related to cyber security, could adversely affect the Company’s business operations and financial performance;
•	the impact of labor problems, including labor disruptions at the Company, its joint venture, or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	consolidation among the Company’s competitors or customers;
•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	risks relating to acquisitions, including the failure to successfully complete acquisitions or integrate them into operations or their related financings may impact liquidity and capital resources;
•	changes in the Company’s relationship with its joint-venture partner or suppliers, including any changes with respect to CCT’s production of Cooper-branded products;
•	the ability to find alternative sources for products supplied by CCT;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the Company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car and light truck tires. Cooper and its subsidiaries also sell medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:

419.424.4165

investorrelations@coopertire.com

Media Contact:

Anne Roman

419.429.7189

alroman@coopertire.com

Cooper Tire & Rubber Company

Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2015	2014	2015

Net sales	$888,685	$751,781	$1,685,143	$1,414,987
Cost of products sold	740,816	592,089	1,389,932	1,123,340
Gross profit	147,869	159,692	295,211	291,647

Selling, general and administrative	71,280	60,264	137,711	121,865
Operating profit	76,589	99,428	157,500	169,782

Interest expense	(6,792)	(6,240)	(13,910)	(12,597)
Interest income	270	514	783	1,075
Other income	477	1,592	466	1,672
Income before income taxes	70,544	95,294	144,839	159,932

Provision for Income taxes	25,786	34,818	48,353	57,294

Net income	44,758	60,476	96,486	102,638

Net income attributable to noncontrolling shareholders' interests	6,576	894	12,870	2,295

Net income attributable to Cooper Tire & Rubber Company	$38,182	$59,582	$83,616	$100,343

Basic earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.60	$1.04	$1.32	$1.74

Diluted earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.59	$1.03	$1.30	$1.72

Weighted average shares outstanding (000s):
Basic	63,537	57,244	63,468	57,658
Diluted	64,481	57,778	64,410	58,291

Segment information:
Net sales
Americas Tire	$639,234	$673,016	$1,202,728	$1,271,530
International Tire	326,820	124,851	636,766	231,953
Eliminations	(77,369)	(46,086)	(154,351)	(88,496)

Segment profit (loss)
Americas Tire	$64,833	$108,566	$133,462	$198,564
International Tire	26,459	(3,633)	49,607	(6,426)
Unallocated corporate charges	(13,063)	(5,782)	(24,311)	(24,668)
Eliminations	(1,640)	277	(1,258)	2,312

Cooper Tire & Rubber Company

Consolidated Balance Sheets

(Unaudited)

(Dollar amounts in thousands)

	June 30,
	2014	2015

Assets
Current assets:
Cash and cash equivalents	$326,636	$408,057
Notes receivable	83,241	10,658
Accounts receivable	496,933	400,278
Inventories	641,593	489,076
Other current assets	86,994	89,922
Total current assets	1,635,397	1,397,991

Net property, plant and equipment	977,459	767,618
Goodwill	18,851	18,851
Intangibles	154,625	136,800
Restricted cash	1,016	660
Deferred income tax assets	106,388	139,620
Other assets	16,170	17,074
	$2,909,906	$2,478,614

Liabilities and Equity
Current liabilities:
Notes payable	$24,478	$15,049
Accounts payable	367,826	236,939
Accrued liabilities	240,142	197,026
Income taxes payable	10,568	13,584
Current portion of long-term debt	15,671	1,791
Total current liabilities	658,685	464,389

Long-term debt	326,188	297,547
Postretirement benefits other than pensions	239,257	263,770
Pension benefits	277,586	353,729
Other long-term liabilities	151,178	148,505
Deferred income tax liabilities	6,341	4,059
Redeemable noncontrolling shareholder interest	162,195	-
Total parent stockholders' equity	1,046,300	905,503
Noncontrolling shareholder interest in consolidated subsidiary	42,176	41,112
	$2,909,906	$2,478,614

Cooper Tire & Rubber Company

Consolidated Statements of Cash Flows

(Unaudited)

(Dollar amounts in thousands)

	Six Months Ended
	June 30,
	2014	2015

Operating activities
Net income	$96,486	$102,638
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,767	59,457
Deferred income taxes	1,883	2,718
Stock-based compensation	3,612	8,674
Change in LIFO inventory reserve	(35,062)	(51,512)
Amortization of unrecognized postretirement benefits	18,008	23,074
Changes in operating assets and liabilities:
Accounts and notes receivable	(134,799)	(38,195)
Inventories	(89,116)	(18,131)
Other current assets	(3,493)	(10,087)
Accounts payable	66,072	(20,358)
Accrued liabilities	24,973	17,952
Other items	(8,410)	(29,356)
Net cash provided by operating activities	9,921	46,874

Investing activities:
Additions to property, plant and equipment	(76,132)	(88,598)
Proceeds from the sale of assets	380	1,555
Net cash used in investing activities	(75,752)	(87,043)

Financing activities:
Net issuances of (payments on) short-term debt	3,003	(43,554)
Additions to long-term debt	15,634	-
Repayments of long-term debt	(12,603)	(1,708)
Payment of financing fees	-	(2,586)
Repurchase of common stock	-	(60,046)
Payment of dividends to noncontrolling shareholders	(2,570)	-
Payment of dividends to Cooper Tire & Rubber Company shareholders	(13,332)	(12,050)
Issuance of common shares and excess tax benefits on options	2,387	17,441
Net cash used in financing activities	(7,481)	(102,503)

Effects of exchange rate changes on cash	2,217	(923)

Changes in cash and cash equivalents	(71,095)	(143,595)

Cash and cash equivalents at beginning of period	397,731	551,652

Cash and cash equivalents at end of period	$326,636	$408,057